UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2024

ARRIVENT BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41929	86-3336099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18 Campus Boulevard, Suite 100 Newtown Square, PA	19073
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (628) 277-4836

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	AVBP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 20, 2024, the Board of Directors (the “Board”) of ArriVent BioPharma, Inc. (the “Company”) appointed Kristine Peterson to the Board, effective immediately (the “Effective Date”). Ms. Peterson will serve as a Class III Director until the Company’s 2027 annual meeting of stockholders and until her successor has been duly elected and qualified, or until her earlier death, resignation, retirement or removal.

Ms. Peterson, age 64, most recently served as Chief Executive Officer for Valeritas, Inc. from 2009 to 2016. Prior to joining Valeritas, Ms. Peterson was Company Group Chair of the biotechnology group at Johnson & Johnson from 2006 until 2009, where she was responsible for Commercial, Research & Development, and biologics manufacturing for oncology, immunology and cell therapy, and was Executive Vice President of Pharmaceutical Group Strategic Marketing from 2004 to 2006. Previously, she served as President and Senior Vice President, Commercial Operations for Biovail Corporation. Earlier in her career, Ms. Peterson spent 20 years at Bristol-Myers Squibb Company in a variety of senior roles across multiple disease areas, including running their cardiovascular and metabolics business unit. Ms. Peterson has served on the boards of directors of Enanta Pharmaceuticals since September 2017 and Immunocore Holdings since November 2017. She previously served on the boards of directors for ImmunoGen, Inc., Amarin Corporation plc, EyePoint Pharmaceuticals and Paratek Pharmaceuticals. Additionally, she previously served as a senior advisor to the Healthcare Businesswomen’s Association and a Member of the Biotechnology Industry Organization (BIO) Board. Ms. Peterson has a B.S. and an M.B.A. from the University of Illinois at Urbana-Champaign.

The Board has affirmatively determined that Ms. Peterson is an independent director pursuant to the Nasdaq Stock Market’s governance listing standards and those rules and regulations issued pursuant to the Securities Exchange Act of 1934, as amended. There are no arrangements or understandings between Ms. Peterson and any other person pursuant to which Ms. Peterson was appointed as a director. There are no transactions to which the Company is a party and in which Ms. Peterson has a material interest that are required to be disclosed under Item 404(a) of Regulation S-K. Ms. Peterson has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company. Currently, the Board has not made a determination regarding any committee assignments for Ms. Peterson.

Ms. Peterson will be entitled to the standard compensation paid by the Company to its non-employee directors under the Company’s Non-Employee Director Compensation Policy (the “Non-Employee Director Compensation Policy”), a copy of which is filed as Exhibit 10.5 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-276397), filed with the Securities and Exchange Commission on January 5, 2024 (the “Form S-1”). Pursuant to the Non-Employee Director Compensation Policy, on the Effective Date, Ms. Peterson was granted a non-qualified stock option to purchase shares of the Company’s common stock, effective as of April 22, 2024 (the “Grant Date”), with a Grant Date fair value of $235,000 (the “Option”). The Option will vest one year following the Grant Date, subject to Ms. Peterson continuing to provide services to the Company through such vesting. In addition, Ms. Peterson is entitled to receive an annual cash retainer of $45,000 for her service as a non-employee director of the Company pursuant to the Company’s Non-Employee Director Compensation Policy, prorated for the portion of the year that Ms. Peterson serves as a director.

Ms. Peterson will also enter into an indemnification agreement in the form the Company has entered into with its other non-employee directors, which form is filed as Exhibit 10.1 to the Form S-1.

A copy of the press release announcing Ms. Peterson’s appointment to the Board is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01            Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated April 22, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARRIVENT BIOPHARMA, INC.

By:	/s/ Winston Kung, MBA
Winston Kung, MBA
Chief Financial Officer and Treasurer

Date: April 22, 2024